Exhibit 99

FOR IMMEDIATE RELEASE

MATRIX SERVICE ANNOUNCES RESULTS OF THIRD QUARTER OF FISCAL 2009 ENDED FEBRUARY 28, 2009

Matrix Service Provides Update of Fiscal 2009 Earnings Guidance

Third-Quarter Fiscal 2009 Highlights:

•	Revenues were $146.3 million;

•	Gross margins were 12.3%;

•	Operating income was $7.0 million;

•	Fully diluted EPS was $0.16 per share;

•	Completed two strategic acquisitions; and

•	Backlog was $452.5 million at February 28, 2009.

Nine-Month Fiscal 2009 Highlights:

•	Revenues were $509.8 million;

•	Gross margins improved to 13.9%;

•	Operating income was $36.2 million; and

•	Record fully diluted EPS was $0.90 per share.

TULSA, OK – April 9, 2009 – Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, today reported its financial results for the third quarter, ended February 28, 2009.

Third Quarter of Fiscal 2009 Results

Net income for the third quarter of fiscal 2009 decreased to $4.2 million, or $0.16 per fully diluted share, versus net income in the third quarter of fiscal 2008 of $6.0 million, or $0.22 per fully diluted share. Consolidated revenues were $146.3 million in third quarter compared to $181.1 million in the third quarter of fiscal 2008. The decline in third quarter consolidated revenues was the result of a decrease in the Construction Services segment of $39.6 million partially offset by an increase in the Repair and Maintenance Services segment of $4.8 million.

Mike Bradley, chief executive officer stated, “The third quarter was more challenging than expected as capital and maintenance spending slowed considerably as clients adjusted to the downturn in the economy and further assessed their spending plans for 2009. We are pleased with the continued focused execution by our operating personnel as evidenced by solid gross margins and outstanding safety performance in a tough environment. Additionally, we advanced our strategy to position the company for further growth and diversification with the completion of two strategic acquisitions during the quarter.”

Revenues for the Construction Services segment were $79.9 million, compared with $119.5 million in the same period a year earlier. The decrease was primarily due to lower Specialty revenues, which decreased to $5.6 million in the same period in fiscal 2009, compared to $24.0 million the year earlier period, lower Aboveground Storage Tank revenues, which decreased to $36.9 million in the third quarter of fiscal 2009, compared to $51.1 million in the year earlier period, and lower Downstream Petroleum revenues, which decreased to $28.3 million in the third quarter in fiscal 2009, compared to $39.7 million in the year earlier period. These were partially offset by higher Electrical and Instrumentation revenues, which improved from $4.7 million in the fiscal 2008 to $9.1 million in the current period.

Revenues for the Repair and Maintenance Services segment were $66.4 million, compared to $61.6 million in the year earlier period. The improvement was due to higher Electrical and Instrumentation revenues, which increased to $7.0 million in the third quarter of fiscal 2009, compared to $3.4 million the year earlier period and higher Downstream Petroleum revenues, which increased to $22.1 million, compared to $19.2 million in the year earlier period.

Consolidated gross profit decreased from $21.0 million in the third quarter of fiscal 2008 to $18.0 million in the third quarter of fiscal 2009. The decrease was due to a 19.2% decline in consolidated revenues, partially offset by an increase in gross margins, which improved to 12.3% from 11.6% in the same period of fiscal 2008. The gross margin improvement was due to higher margins in the Construction Services segment, where the gross margin increased to 11.7% in the current fiscal year up from 9.5% in the prior fiscal year. Repair and Maintenance Services segment gross margins decreased to 13.0% in the current year period compared to 15.7% in the third quarter of fiscal 2008.

Consolidated SG&A expenses were $10.9 million in the third quarter of both fiscal 2009 and fiscal 2008. The $10.9 million represents a reduction of $0.9 million from the second fiscal quarter of 2009 as the Company implemented cost control measures as a result of the current economic environment. SG&A expense as a percentage of revenue increased to 7.5% in fiscal 2009 compared to 6.0% in the same period of the prior fiscal year due to the $34.8 million decline in revenues.

EBITDA(1) was $9.6 million as compare to $12.4 million in the same period last year.

Consolidated backlog at February 28, 2009 was $452.5 million compared to $454.0 million at the end of the second fiscal quarter. Additions during the quarter included awards of $141.2 million and backlog acquired through acquisitions of $38.6 million. Project cancellations of $35.2 million partially offset these increases.

Nine-Month Fiscal 2009 Results

For the nine months ended February 28, 2009, net income grew to $23.8 million, or $0.90 per fully diluted share, up from net income for the same period of fiscal 2008 of $12.5 million, or $0.46 per fully diluted share. Consolidated revenues were $509.8 million in the nine months of fiscal 2009, a decrease of $27.4 million from consolidated revenues of $537.2 million for same period of fiscal 2008. The decline in consolidated revenues was the result of a decrease in the Construction Services segment of $39.9 million, offset partially by an increase of $12.5 million in the Repair and Maintenance Services segment.

Revenues for the Construction Services segment were $294.7 million, compared with $334.6 million in the same period a year earlier. The decrease of $39.9 million was due to lower Specialty revenues, which decreased $42.1 million as the construction of the tanks on a Gulf Coast LNG project was completed in the fourth quarter of fiscal 2008. In addition, Aboveground Storage Tank revenues decreased $11.1 million to $137.8 million in the first nine months of fiscal 2009, compared to $148.9 million the year earlier period, and Downstream Petroleum revenues decreased $9.8 million to $103.0 million in the fiscal 2009 period, compared to $112.8 million in the year earlier period. Partially offsetting this decline was higher Electrical and Instrumentation revenues, which increased $23.1 million to $35.2 million in the first nine months of fiscal 2009, compared to $12.1 million in the year earlier period.

Revenues for the Repair and Maintenance Services segment were $215.1 million in the first nine months of fiscal 2009 compared to $202.6 million in the same period of fiscal 2008. The improvement was due to higher Aboveground Storage Tank revenues, which increased $11.5 million to $136.4 million in the fiscal 2009 period, compared to $124.9 million in the prior fiscal year period and higher Electrical and Instrumentation revenues, which increased $3.0 million to $14.1 million in the fiscal 2009 period, compared to $11.1 million in the prior fiscal year period. These increases were partially offset by lower Downstream Petroleum revenues, which decreased $2.0 million to $64.6 million in the fiscal 2009 period from $66.6 million during the same period in fiscal 2008.

Consolidated gross profit increased from $51.2 million in the first nine months of fiscal 2008 to $71.0 million in the fiscal 2009 period. The improvement of $19.8 million or 38.7% was due to an increase in gross margins, which improved from 9.5% in the fiscal 2008 period to 13.9%. The gross margin improvement was due to higher margins in the Construction Services segment, where the gross margin increased to 12.6% in the current fiscal year up from 5.4% in the prior fiscal year. Repair and Maintenance Services segment gross margins were 15.7% in the current year period compared to 16.3% for the same period in fiscal 2008.

Consolidated SG&A expenses increased $4.0 million, or 13.0%, in the fiscal 2009 period to $34.8 million from $30.8 million for the same period in fiscal 2008. The increase was primarily due to the costs of our expansion into Western Canada and the Gulf Coast Region and higher employee related and facility costs incurred to build the infrastructure and sales force necessary to support our long-term growth plan. SG&A expense as a percentage of revenue increased to 6.8% in the fiscal 2009 period compared to 5.7% in the same period of the prior fiscal year.

EBITDA(1) increased to $44.6 million, from $26.5 million in the same period last year.

Financial Position

During the third quarter, the Company increased its cash balance from $13.5 million at November 30, 2008, to $22.6 million at February 28, 2009. The increase provided by operations, was partially offset cash used for capital expenditures and acquisitions. The Company did not borrow under its $75 million revolving credit facility during the third quarter and has not borrowed under the facility during the first nine months of fiscal 2009. The fiscal 2009 capital expenditure budget of $25 million has been reduced to $12 million.

Earnings Guidance

Mr. Bradley provided the following comments regarding earnings guidance, “We have seen our operating activity in the fourth quarter improve from the levels we saw in the third quarter. As a result, we now expect fully diluted EPS in the range of $1.10 per fully diluted share to $1.25 per fully diluted share. Although the current environment remains challenging, we believe that our strong financial position will allow us to capitalize on opportunities we are currently pursuing.”

(1)

The Company believes that EBITDA (earnings before net interest, income taxes, depreciation and amortization) is used by the financial community as a method of measuring the Company’s performance and of evaluating the market value of companies considered to be in similar businesses. EBITDA should not be considered as an alternative to net income or cash provided by operating activities, as defined by accounting principles generally accepted in the United States (“GAAP”). A reconciliation of EBITDA to net income is included at the end of this release.

Conference Call Details

In conjunction with the press release, Matrix Service will host a conference call with Michael J. Bradley, president and CEO, and Thomas E. Long, vice president and CFO. The call will take place at 11:00 a.m. (Eastern) / 10:00 a.m. (Central) today and will be simultaneously broadcast live over the Internet at www.matrixservice.com or www.vcall.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The online archive of the broadcast will be available within one hour of completion of the live call.

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, New Jersey, Pennsylvania, Illinois, Washington, and Delaware in the U.S. and in Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For more information, please contact:

Matrix Service Company

Tom Long, Vice President Finance and CFO

T: +1-918-838-8822

E: telong@matrixservice.com

Investors and Financial Media:

Trúc Nguyen, Managing Director

Grayling

T: +1-646-284-9418

E: truc.nguyen@us.grayling.com

Matrix Service Company

Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	February 28, 2009	February 29, 2008	February 28, 2009	February 29, 2008
	(unaudited)		(unaudited)
Revenues	$146,262	$181,120	$509,849	$537,181
Cost of revenues	128,301	160,119	438,848	486,030

Gross profit	17,961	21,001	71,001	51,151
Selling, general and administrative expenses	10,916	10,905	34,754	30,792

Operating income	7,045	10,096	36,247	20,359

Other income (expense):
Interest expense	(139)	(183)	(376)	(760)
Interest income	68	26	281	57
Other	(179)	52	732	89

Income before income taxes	6,795	9,991	36,884	19,745
Provision for federal, state and foreign income taxes	2,583	3,989	13,040	7,197

Net income	$4,212	$6,002	$23,844	$12,548

Basic earnings per common share	$0.16	$0.23	$0.91	$0.47

Diluted earnings per common share	$0.16	$0.22	$0.90	$0.46

Weighted average common shares outstanding:
Basic	26,147	26,464	26,107	26,561
Diluted	26,322	26,870	26,426	27,033

Matrix Service Company

Consolidated Balance Sheets

(In thousands)

	February 28,	May 31,
	2009	2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$22,552	$21,989

Accounts receivable, less allowances (February 28, 2009—$375 and May 31, 2008—$269)	126,944	105,858
Costs and estimated earnings in excess of billings on uncompleted contracts	38,635	49,940
Inventories	5,876	4,255
Deferred income taxes	5,016	4,399
Prepaid expenses	4,839	3,357
Income tax receivable	739	—
Other current assets	3,642	809

Total current assets	208,243	190,607

Property, plant and equipment at cost:
Land and buildings	26,932	24,268
Construction equipment	54,180	47,370
Transportation equipment	17,851	16,927
Furniture and fixtures	14,587	11,781
Construction in progress	1,498	6,712

	115,048	107,058
Accumulated depreciation	(54,948)	(49,811)

Property, plant and equipment, net	60,100	57,247

Goodwill	22,916	23,329

Other assets	4,830	3,410

Total assets	$296,089	$274,593

Matrix Service Company

Consolidated Balance Sheets

(In thousands, except share data)

	February 28, 2009	May 31, 2008
	(unaudited)
Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$58,545	$53,560
Billings on uncompleted contracts in excess of costs and estimated earnings	47,168	48,709
Accrued wages and benefits	12,858	14,976
Accrued insurance	6,554	8,451
Income tax payable	—	2,028
Current capital lease obligations	1,324	1,042
Other accrued expenses	1,708	1,015

Total current liabilities	128,157	129,781

Long-term capital lease obligations	759	1,000
Deferred income taxes	4,257	5,112

Stockholders’ equity:
Common stock—$.01 par value; 60,000,000 shares authorized, 27,888,217 shares issued as of February 28, 2009 and May 31, 2008	279	279
Additional paid-in capital	111,374	108,402
Retained earnings	68,648	44,809
Accumulated other comprehensive income (loss)	(1,220)	1,584

	179,081	155,074
Less: Treasury stock, at cost—1,738,223 and 1,825,600 shares as of February 28, 2009 and May 31, 2008	(16,165)	(16,374)

Total stockholders’ equity	162,916	138,700

Total liabilities and stockholders’ equity	$296,089	$274,593

Results of Operations

(In thousands)

	Construction Services	Repair & Maintenance Services	Other	Total
Three Months Ended February 28, 2009
Gross revenues	$85,607	$66,520	$—	$152,127
Less: Inter-segment revenues	5,740	125	—	5,865

Consolidated revenues	79,867	66,395	—	146,262
Gross profit	9,332	8,629	—	17,961
Operating income	2,641	4,404	—	7,045
Income before income tax expense	2,365	4,430	—	6,795
Net income	1,451	2,761	—	4,212
Segment assets	148,078	115,887	32,124	296,089
Capital expenditures	388	81	1,559	2,028
Depreciation and amortization expense	1,572	1,184	—	2,756

Three Months Ended February 29, 2008
Gross revenues	$123,186	$62,165	$—	$185,351
Less: Inter-segment revenues	3,644	587	—	4,231

Consolidated revenues	119,542	61,578	—	181,120
Gross profit	11,359	9,642	—	21,001
Operating income (loss)	5,141	5,061	(106)	10,096
Income (loss) before income tax expense	5,015	5,082	(106)	9,991
Net income (loss)	3,007	3,057	(62)	6,002
Segment assets	155,939	80,550	20,663	257,152
Capital expenditures	2,837	542	1,412	4,791
Depreciation and amortization expense	1,384	833	—	2,217

Nine Months Ended February 28, 2009
Gross revenues	$316,052	$216,186	$—	$532,238
Less: Inter-segment revenues	21,298	1,091	—	22,389

Consolidated revenues	294,754	215,095	—	509,849
Gross profit	37,138	33,863	—	71,001
Operating income	15,751	20,496	—	36,247
Income before income tax expense	15,748	21,136	—	36,884
Net income	10,264	13,580	—	23,844
Segment assets	148,078	115,887	32,124	296,089
Capital expenditures	2,361	1,825	4,432	8,618
Depreciation and amortization expense	4,343	3,274	—	7,617

Nine Months Ended February 29, 2008
Gross revenues	$345,646	$205,570	$—	$551,216
Less: Inter-segment revenues	11,052	2,983	—	14,035

Consolidated revenues	334,594	202,587	—	537,181
Gross profit	18,193	32,958	—	51,151
Operating income (loss)	(204)	20,588	(25)	20,359
Income (loss) before income tax expense	(704)	20,474	(25)	19,745
Net income (loss)	(5)	12,567	(14)	12,548
Segment assets	155,939	80,550	20,663	257,152
Capital expenditures	6,743	3,084	3,291	13,118
Depreciation and amortization expense	3,615	2,415	—	6,030

Segment Revenue from External Customers by Industry Type

(In thousands)

	Construction Services	Repair & Maintenance Services	Total
Three Months Ended February 28, 2009
Aboveground Storage Tanks	$36,879	$37,192	$74,071
Downstream Petroleum	28,302	22,155	50,457
Electrical and Instrumentation	9,120	7,048	16,168
Specialty	5,566	—	5,566

Total	$79,867	$66,395	$146,262

Three Months Ended February 29, 2008
Aboveground Storage Tanks	$51,109	$38,901	$90,010
Downstream Petroleum	39,740	19,236	58,976
Electrical and Instrumentation	4,705	3,441	8,146
Specialty	23,988	—	23,988

Total	$119,542	$61,578	$181,120

Nine Months Ended February 28, 2009
Aboveground Storage Tanks	$137,772	$136,398	$274,170
Downstream Petroleum	103,039	64,604	167,643
Electrical and Instrumentation	35,244	14,093	49,337
Specialty	18,699	—	18,699

Total	$294,754	$215,095	$509,849

Nine Months Ended February 29, 2008
Aboveground Storage Tanks	$148,908	$124,933	$273,841
Downstream Petroleum	112,791	66,583	179,374
Electrical and Instrumentation	12,116	11,071	23,187
Specialty	60,779	—	60,779

Total	$334,594	$202,587	$537,181

Backlog

We define backlog as the total dollar amount of revenues that we expect to recognize as a result of performing work that has been awarded to us through a signed contract that we consider firm. The following contract types are considered firm:

•	fixed-price arrangements;

•	minimum customer commitments on cost plus arrangements; and

•	certain time and material contracts in which the estimated contract value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.

For long-term maintenance contracts, we include only the amounts that we expect to recognize into revenue over the next 12 months. For all other arrangements, we calculate backlog as the estimated contract amount less the revenue recognized as of the reporting date.

The following provides a rollforward of our backlog for the three-months ended February 28, 2009:

	Construction Services	Repair & Maintenance Services	Total
	(In thousands)
Backlog as of November 30, 2008	$282,868	$171,153	$454,021
New backlog awarded	75,915	65,325	141,240
Backlog acquired	28,262	10,378	38,640
Backlog cancelled	(34,577)	(582)	(35,159)
Revenue recognized on contracts in backlog	(79,867)	(66,395)	(146,262)

Backlog as of February 28, 2009	$272,601	$179,879	$452,480

The following provides a rollforward of our backlog for the nine-months ended February 28, 2009:

	Construction Services	Repair & Maintenance Services	Total
	(In thousands)
Backlog as of May 31, 2008	$325,341	$141,967	$467,308
New backlog awarded	248,329	245,371	493,700
Backlog acquired	28,262	10,378	38,640
Backlog cancelled	(34,577)	(2,742)	(37,319)
Revenue recognized on contracts in backlog	(294,754)	(215,095)	(509,849)

Backlog as of February 28, 2009	$272,601	$179,879	$452,480

Non-GAAP Financial Measure

EBITDA is a supplemental, non-GAAP financial measure. We define EBITDA as earnings before net interest expense, income taxes, depreciation and amortization. We have presented EBITDA because it is used by the financial community as a method of measuring our performance and of evaluating the market value of companies considered to be in similar businesses. We believe that the line item on our Consolidated Statements of Income entitled “Net Income” is the most directly comparable GAAP measure to EBITDA. Since EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance. EBITDA, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure is not necessarily a measure of our ability to fund our cash needs. As EBITDA excludes certain financial information compared with net income, the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions that are excluded. Our non-GAAP performance measure, EBITDA, has certain material limitations as follows:

•

It does not include interest income or expense. Because we borrow money from time to time to finance our operations, interest expense is a necessary and ongoing part of our costs and has assisted us in generating revenue. Therefore, any measure that excludes interest expense has material limitations.

•	It does not include income taxes. Because the payment of income taxes is a necessary and ongoing part of our operations, any measure that excludes income taxes has material limitations.

•

It does not include depreciation expense. Because we use capital assets to generate revenue, depreciation expense is a necessary element of our cost structure. Therefore, any measure that excludes depreciation expense has material limitations.

A reconciliation of EBITDA to net income follows:

	Three Months Ended		Nine Months Ended
	February 28, 2009	February 29, 2008	February 28, 2009	February 29, 2008
	(In thousands)		(In thousands)
Net income	$4,212	$6,002	$23,844	$12,548
Interest expense, net	71	157	95	703
Provision for income taxes	2,583	3,989	13,040	7,197
Depreciation and amortization	2,756	2,217	7,617	6,030

EBITDA	$9,622	$12,365	$44,596	$26,478